Exhibit 99.1

News Release

Lockheed Martin Elects Vicki Hollub to Board of Directors
Bethesda, Md., June 26, 2018 – Lockheed Martin (NYSE: LMT) announced today that its board of directors has elected Vicki Hollub to the board effective July 2, 2018.
Hollub, 58, is president and chief executive officer of Occidental Petroleum Corporation and has been a member of Occidental's board of directors since 2015. She joined Occidental more than 30 years ago and has held a variety of management and technical positions. Most recently, she served as Occidental's president and chief operating officer, overseeing the company's oil and gas, chemical and midstream operations. Prior to that, she was the company’s senior executive vice president, and president of Oxy Oil and Gas, where she was responsible for operations in the United States, the Middle East region and Latin America.
Hollub serves on the boards of the American Petroleum Institute and Khalifa University for Science and Technology in Abu Dhabi. She is the U.S. chair for the U.S.-Colombia Business Council.
“Vicki is an accomplished leader with a proven track record of delivering results for her customers and shareholders,” said Marillyn Hewson, Lockheed Martin chairman, president and CEO. “Her experience doing business in the Middle East and around the world will provide us with important insights as we continue to grow our international business. We look forward to having the benefit of her unique perspective and experience on the Lockheed Martin board.”
Hollub will serve on the corporation's Management Development and Compensation Committee and Nominating and Corporate Governance Committee.
About Lockheed Martin
Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 100,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. This year the company received three Edison Awards for ground-breaking innovations in autonomy, satellite technology and directed energy.
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